Filed Pursuant to Rule 424(b)(4)
Registration No. 333-123307
PROSPECTUS SUPPLEMENT
(To Prospectus dated April 18, 2005)

4,000,000 Shares

WESCO International, Inc.

Common Stock

This is a public offering of common stock of WESCO International, Inc. All of the 4,000,000 shares are being offered by the selling stockholders named in this prospectus supplement.

The common stock is listed on the New York Stock Exchange under the symbol “WCC”. The last reported sale price of the common stock on June 9, 2005 was $29.60 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 2 of the prospectus accompanying this prospectus supplement.

	Per Share	Total

Public offering price	$28.85	$115,400,000
Underwriting discounts and commissions	$0.10	$400,000
Proceeds to selling stockholders (before expenses)	$28.75	$115,000,000

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the shares on or about June 15, 2005.

LEHMAN BROTHERS

June 10, 2005.

Prospectus Supplement

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ABOUT THIS PROSPECTUS SUPPLEMENT

      You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with information that is different. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus supplement or of any such shares of our common stock.

      This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common stock. This prospectus supplement adds, updates and changes information contained in the accompanying prospectus and the information incorporated by reference. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

      No dealer, sales person or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the securities specifically offered by it, but only under circumstances and in jurisdictions where it is lawful to do so.

RISK FACTORS

      Investing in our common stock involves risks. To better understand the risks involved in an investment in our common stock, before deciding whether to purchase any of our common stock, please carefully read the risks set forth under the caption “Risk Factors” in the accompanying prospectus and the risks described in the other documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

WESCO INTERNATIONAL, INC.

      With sales of approximately $3.7 billion in 2004 and approximately $3.9 billion in the twelve months ended March 31, 2005, we are a leading North American provider of electrical construction products and electrical and industrial maintenance, repair and operating supplies, commonly referred to as “MRO.” We believe that we are the second largest distributor in the estimated $83 billion U.S. electrical distribution industry, and the largest provider of integrated supply services for MRO goods and services in the United States. Our integrated supply solutions and outsourcing services are designed to fulfill a customer’s industrial MRO procurement needs through a highly automated, proprietary electronic procurement and inventory replenishment system. We have approximately 350 full service branches and five distribution centers located in 48 states, nine Canadian provinces, Puerto Rico, Mexico, Guam, the United Kingdom, Nigeria, United Arab Emirates and Singapore. We serve over 100,000 customers worldwide, offering over 1,000,000 products from over 24,000 suppliers. Our diverse customer base includes a wide variety of industrial companies; contractors for industrial, commercial and residential projects; utility companies; and commercial, institutional and governmental customers. Our top ten customers accounted for approximately 11% of our sales in 2004. Our leading market positions, experienced workforce, extensive geographic reach, broad product and service offerings and acquisition program have enabled us to grow our market positions.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

      Our common stock is listed on the New York Stock Exchange. The following table sets forth, for the periods indicated, the range of high and low sales prices per share of our common stock as reported on the New York Stock Exchange for the periods indicated.

	High	Low

Year Ended December 31, 2003:
First Quarter	$5.73	$3.32
Second Quarter	6.45	3.40
Third Quarter	7.30	4.96
Fourth Quarter	9.50	5.20
Year Ended December 31, 2004:
First Quarter	$16.20	$8.87
Second Quarter	18.75	13.20
Third Quarter	25.75	16.00
Fourth Quarter	30.14	20.50
Year Ending December 31, 2005:
First Quarter	$37.37	$27.12
Second Quarter (through June 9, 2005)	30.95	23.14

      On June 9, 2005, the last sale price of our common stock as reported on the New York Stock Exchange was $29.60 per share.

      We have not paid dividends on our common stock, and do not presently plan to pay dividends in the foreseeable future. We currently expect that earnings will be retained and reinvested to support either business growth or debt reduction. In addition, our revolving credit facility and the indenture under which our senior subordinated notes were issued restrict our ability to pay dividends.

SELLING STOCKHOLDERS

      The table below sets forth, as of the date of this prospectus supplement and as adjusted for the sale of an aggregate of 4,000,000 shares of our common stock offered hereby by the selling stockholders listed below, information concerning the beneficial ownership of our common stock by the selling stockholders in this offering.

      A person is deemed to have “beneficial ownership” of any shares of common stock when a person or persons have the right to acquire them within 60 days after the date of this prospectus supplement. For purposes of computing the percentage of outstanding shares of common stock held by each selling stockholder named below, any shares which a selling stockholder has the right to acquire within 60 days after the date of this prospectus supplement is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other selling stockholder.

	Beneficial Ownership			Beneficial Ownership
	Before Offering		Number of	After Offering
			Shares of
	Number of	Percent of	Common Stock	Number of	Percent of
Selling Stockholder	Shares	Class	Sold in Offering	Shares	Class

Cypress Merchant Banking Partners L.P.(1)	12,431,663	26.5%	3,803,026	8,628,637	18.4%
Cypress Offshore Partners L.P.(1)	643,873	1.4%	196,974	446,899	*

*	Indicates ownership of less than 1.0% of our common stock.

(1)	The Cypress Group LLC is the general partner of Cypress Associates L.P. Cypress Associates L.P. is the general partner of Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P. Messrs. James L. Singleton and James A. Stern, who are directors of WESCO International, are members of Cypress and may be deemed to share beneficial ownership of the shares of common stock shown as beneficially owned by such Cypress funds. Messrs. Singleton and Stern disclaim beneficial ownership of such shares.

UNDERWRITING

      Under the terms of an underwriting agreement, which will be filed as an exhibit to a current report on Form 8-K and incorporated into the registration statement, of which this prospectus supplement and the accompanying prospectus constitute a part, Lehman Brothers Inc. has agreed to purchase from the selling stockholders named in this prospectus supplement, and the selling stockholders named in this prospectus supplement have agreed to sell to the underwriter, 4,000,000 shares of our common stock.

      The underwriting agreement provides that the underwriter’s obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the obligation to purchase all of the shares of common stock offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us and the selling stockholders to the underwriter are true and correct;

•	there is no material change in the financial markets; and

•	we deliver customary closing documents to the underwriter.

Commissions and Expenses

      The underwriter has advised us that the underwriter proposes to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and to selected dealers, at such public offering price less a selling concession not in excess of $0.05 per share. After the offering, the underwriter may change the offering price and other selling terms.

      The following table summarizes the underwriting discounts and commissions that the selling stockholders named in this prospectus supplement will pay to the underwriter. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays to the selling stockholders named in this prospectus supplement for the shares.

	Per Share	Total

Paid by the selling stockholders	$0.10	$400,000

      The expenses of the offering that are payable by us are estimated to be $100,000 (exclusive of underwriting discounts and commissions). We have agreed to pay expenses incurred by the selling stockholders named in this prospectus supplement in connection with the offering, other than the underwriting discounts and commissions.

Lock-Up Agreements

      The selling stockholders have agreed that, without the prior written consent of Lehman Brothers Inc., each of them will not, directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any common stock or any securities which may be converted into or exchanged for any common stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock for a period of 45 days from the date of this prospectus supplement other than permitted transfers.

Indemnification

      We and the selling stockholders named in this prospectus supplement have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization and Short Positions

      In connection with this offering, the underwriter may engage in stabilizing transactions, covering transactions or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover short positions.

      These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

      Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

      A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

      Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter’s web site and any information contained in any other web site maintained by the underwriter is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Stamp Taxes

      If you purchase shares of common stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Relationship

      The underwriter and its related entities have engaged and may in the future engage in commercial and investment banking transactions with us and the selling stockholders in the ordinary course of their business. They have received customary compensation and expenses for these commercial and investment banking transactions.

VALIDITY OF COMMON STOCK

      The validity of the shares of common stock offered hereby is being passed upon for us by Kirkpatrick & Lockhart Nicholson Graham LLP, Pittsburgh, Pennsylvania. The selling stockholders are being represented by Simpson Thacher & Bartlett LLP, New York, New York, and the underwriter is being represented by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

      The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS
WESCO INTERNATIONAL, INC.
13,075,536 Shares
of Common Stock

        The selling stockholders identified on page 5 may sell from time to time up to 13,075,536 shares of common stock of WESCO International, Inc. owned by them.
      The common stock of WESCO International is listed on the New York Stock Exchange and trades under the ticker symbol “WCC.”
      This prospectus describes some of the general terms that may apply to these securities and the general manner in which these shares may be offered. The specific terms of any shares of common stock to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell shares of common stock unless it is accompanied by a prospectus supplement.
       We urge you to carefully read “Risk Factors” beginning on page 2 and other information included or incorporated by reference in this prospectus and any prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in any securities offered by this prospectus.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 18, 2005.

WHERE YOU CAN FIND MORE INFORMATION
Available Information
      We have filed a registration statement on Form S-3 (together with all amendments, exhibits, schedules and supplements thereto, the “registration statement”) under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, which forms part of that registration statement, does not contain all of the information set forth in that registration statement.
      We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information that we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s Internet address is http://www.sec.gov. In addition, our common stock, $.01 par value, is listed on the New York Stock Exchange under the ticker symbol “WCC,” and our reports and other information can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Our Internet address is http://www.wesco.com. The information on our Internet site is not a part of this prospectus.
Incorporation by Reference
      The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to other documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus. Some information that we file with the SEC after the date of this prospectus and until the selling stockholders named in this prospectus sell all of the shares of common stock covered by this prospectus will automatically update and supersede the information contained in this prospectus.
      We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until all of the shares of common stock covered by this prospectus are sold by the selling stockholders named in this prospectus, including between the date of this prospectus and the date on which the registration statement of which this prospectus is a part is declared effective by the SEC:

Our SEC Filings (File No. 001-14989)	Period for or Date of Filing

Annual Report on Form 10-K	Year Ended December 31, 2004
Current Reports on Form 8-K	January 13 and February 4, 2005
Form 8-A	May 4, 1999

      Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus.
      Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of that contract or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract or other document. Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
      We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to: WESCO International, Inc., Attention: Corporate Secretary, 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219, telephone number: (412) 454-2200. You also may review a copy of the registration statement and its exhibits at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet site.

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SUMMARY
      This summary is a brief discussion of material information contained in, or incorporated by reference into, this prospectus as further described above under “Where You Can Find More Information.” This summary does not contain all of the information that you should consider before investing in our common stock. We urge you to carefully read this entire prospectus, the documents incorporated by reference into this prospectus and the prospectus supplement relating to the shares of common stock that you propose to buy, especially any description of investment risks that we may include in the prospectus supplement. Unless the context otherwise requires, references to “WESCO International”, the “Company”, “we”, “our” and “us” and similar terms mean WESCO International, Inc. and its subsidiaries and predecessors.
WESCO International, Inc.
      With sales of approximately $3.7 billion in 2004, we are a leading North American provider of electrical construction products and electrical and industrial maintenance, repair and operating supplies, commonly referred to as “MRO.” We are the second largest distributor in the estimated $83 billion U.S. electrical distribution industry, and the largest provider of integrated supply services. Our integrated supply solutions and outsourcing services are designed to fulfill a customer’s industrial MRO procurement needs through a highly automated, proprietary electronic procurement and inventory replenishment system. This system allows our customers to consolidate suppliers and reduce their procurement and operating costs. We have approximately 350 branches and five distribution centers located in 48 states, nine Canadian provinces, Puerto Rico, Mexico, Guam, the United Kingdom, Nigeria, United Arab Emirates and Singapore. We serve over 100,000 customers worldwide, offering over 1,000,000 products from over 24,000 suppliers. Our diverse customer base includes a wide variety of industrial companies; contractors for industrial, commercial and residential projects; utility companies; and commercial, institutional and governmental customers. Our leading market positions, experienced workforce, extensive geographic reach, broad product and service offerings and acquisition program have enabled us to compete effectively against the companies in our industry.
      We are a Delaware corporation with our principal executive offices located at 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219, telephone number (412) 454-2200. Our Internet website is www.wesco.com. Information contained on our website is not part of, and should not be construed as being incorporated by reference into, this prospectus.
About This Prospectus
      This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, one or more of the selling stockholders named in this prospectus may sell up to an aggregate of 13,075,536 shares of our common stock in one or more offerings from time to time. Each time any of the selling stockholders offer common stock under this prospectus, we will provide you with a prospectus supplement that will describe the specific amounts and prices of the common stock being offered, as well as market price and dividend information. The prospectus supplement may also add, update or change information contained in this prospectus.
      You also should read the documents we have referred to you in “Where You Can Find More Information” for additional information about our company, including our financial statements.

RISK FACTORS
      An investment in our common stock involves risks. In deciding whether to invest in our common stock, you should carefully consider the following risk factors and the other information included or incorporated by reference in this prospectus. The risks described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of these risks occurs, our business and financial results could be materially adversely affected. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.
Our substantial amount of debt requires significant debt service obligations that could adversely affect our ability to fulfill our obligations and could limit our growth and impose restrictions on our business.
      We are and will continue to be for the foreseeable future significantly leveraged. On March 1, 2005, we redeemed $123.7 million in principal amount of our 9 1/8% senior subordinated notes due 2008. Following the redemption, we have outstanding $199.7 million aggregate principal amount of 9 1/8% senior subordinated notes due 2008. We and our subsidiaries may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing our indebtedness. Accordingly, we will have significant debt service obligations. These amounts exclude our accounts receivable securitization program, through which we may sell up to $325.0 million of our accounts receivable to a third-party conduit and remove these receivables and the associated debt from our consolidated balance sheet.
      Our debt service obligations have important consequences, including but not limited to the following:

•	a substantial portion of cash flow from our operations will be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available for operations, future business opportunities and acquisitions and other purposes and increasing our vulnerability to adverse general economic and industry conditions;

•	our ability to obtain additional financing in the future may be limited;

•	as a result of our interest rate swap agreements, approximately $100.0 million of our fixed rate indebtedness has been effectively converted to variable rates of interest, which will make us vulnerable to increases in interest rates;

•	we are more leveraged than certain of our competitors, which might place us at a competitive disadvantage; and

•	we may be hindered in our ability to adjust rapidly to changing market conditions.
      Our ability to make scheduled payments of the principal of, or to pay interest on, or to refinance our indebtedness and to make scheduled payments under our operating leases or to fund planned capital expenditures or finance acquisitions will depend on our future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond our control. There can be no assurance that our business will continue to generate sufficient cash flow from operations in the future to service our debt, make necessary capital expenditures or meet other cash needs. If unable to do so, we may be required to refinance all or a portion of our existing debt, to sell assets or to obtain additional financing.
      A $190.0 million portion of the purchase commitments under our Receivables Facility requires an annual renewal of its terms. That portion of the arrangement expires on August 30, 2005. The remaining $135.0 million portion of the purchase commitments under the facility has a three-year term expiring on August 29, 2007. There can be no assurance that available funding or that any sale of assets or additional financing would be possible in amounts on terms favorable to us.
      Over the next three years, we are obligated to pay approximately $52.0 million relating to earnout agreements associated with past acquisitions, of which $50.0 million is represented by a note payable which is included in our consolidated indebtedness as of December 31, 2004. Another acquisition agreement also contains contingent consideration provisions of up to $17.0 million.
Restrictive debt covenants contained in our revolving credit facility and the indenture under which our senior subordinated notes were issued may limit our ability to take certain actions.
      The revolving credit facility and the indenture under which our senior subordinated notes were issued contain financial and operating covenants that limit the discretion of our management with respect to certain business matters including incurring additional indebtedness and paying dividends. The revolving credit facility also requires us to meet certain fixed charge tests depending on credit line availability. Our ability to comply with these and other provisions of the revolving credit facility and the indenture may be affected by changes in economic or business conditions or other events beyond our control. A failure to comply with the obligations contained in the revolving credit facility or the indenture could result in an event of default under either the revolving credit facility or the indenture which could result in acceleration of the related debt and the acceleration of debt under other instruments evidencing indebtedness that may contain cross-acceleration or cross-default provisions. If the indebtedness under the revolving credit facility were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full such indebtedness and our other indebtedness.
Downturns in the electrical distribution industry have had in the past, and may in the future have, an adverse effect on our sales and profitability.
      The electrical distribution industry is affected by changes in economic conditions, including national, regional and local slowdowns in construction and industrial activity, which are outside our control. Our operating results may also be adversely affected by increases in interest rates that may lead to a decline in economic activity, particularly in the construction market, while simultaneously resulting in higher interest payments under the revolving credit facility. In addition, during periods of economic slowdown, such as the one we recently experienced, our credit losses, based on history, could increase. There can be no assurance that economic slowdowns, adverse economic conditions or cyclical trends in certain customer markets will not have a material adverse effect on our operating results and financial condition.
An increase in competition could decrease sales or earnings.
      We operate in a highly competitive industry. We compete directly with national, regional and local providers of electrical and other industrial MRO supplies. Competition is primarily focused in the local service area and is generally based on product line breadth, product availability, service capabilities and price. Other sources of competition are buying groups formed by smaller distributors to increase purchasing power and provide some cooperative marketing capability.
      Some of our existing competitors have, and new market entrants may have, greater financial and marketing resources than we do. To the extent existing or future competitors seek to gain or retain market share by reducing prices, we may be required to lower our prices, thereby adversely affecting financial results. Existing or future competitors also may seek to compete with us for acquisitions, which could have the effect of increasing the price and reducing the number of suitable acquisitions. In addition, it is possible that competitive pressures resulting from the industry trend toward consolidation could affect growth and profit margins.
Loss of key suppliers or lack of product availability could decrease sales and earnings.
      Most of our agreements with suppliers are terminable by either party on 60 days’ notice or less. Our ten largest suppliers in 2004 accounted for approximately 35% of our purchases for the period. Our largest supplier was Eaton Corporation, through its Eaton Electrical division, accounting for approximately 12% of our purchases. The loss of, or a substantial decrease in the availability of, products from any of our key suppliers, or the loss of key preferred supplier agreements, could have a material adverse effect on our business. Supply interruptions also could arise from shortages of raw materials, labor disputes or weather conditions affecting products or shipments, transportation disruptions, or other reasons beyond our control. In addition, certain of our products, such as wire and conduit, are commodity price based products and may be subject to significant price fluctuations which are beyond our control. An interruption of operations at any of our five distribution centers could have a material adverse effect on the operations of branches served by the affected distribution center. Furthermore, we cannot be certain that particular products or product lines will be available to us, or available in quantities sufficient to meet customer demand. Such limited product access could put us at a competitive disadvantage.
A disruption of our information systems could increase expenses, decrease sales or reduce earnings.
      A serious disruption of our information systems could have a material adverse effect on our business and results of operations. Our computer systems are an integral part of our business and growth strategies. We depend on our information systems to process orders, manage inventory and accounts receivable collections, purchase products, ship products to our customers on a timely basis, maintain cost-effective operations and provide superior service to our customers.
We may be subject to regulatory scrutiny and may sustain a loss of public confidence if we are unable to satisfy regulatory requirements relating to internal controls over financial reporting.
      Section 404 of the Sarbanes-Oxley Act of 2002 requires us to perform an evaluation of our internal controls over financial reporting and have our auditor audit such evaluation on an annual basis. Compliance with these requirements is expected to be expensive and time-consuming. While we were able to meet the required deadlines for the year ended December 31, 2004, no assurance can be given that we will meet the required deadlines in future years. If we fail to timely complete this evaluation, or if our auditors cannot timely audit our evaluations, we may be subject to regulatory scrutiny and a loss of public confidence in our internal controls.
Our largest stockholder can exercise significant influence over our affairs.
      As of the date of this prospectus and before giving effect to any sales hereunder, approximately 28% of the issued and outstanding shares of common stock of WESCO International is held by The Cypress Group LLC and its affiliates. Cypress has the right to appoint one of the nine members of our Board of Directors and historically has had two representatives on our Board of Directors. Accordingly, Cypress and its affiliates can exercise significant influence over our affairs, including the election of our directors, appointment of our management and approval of actions requiring the approval of our stockholders, including the adoption of amendments to our certificate of incorporation and approval of mergers or sales of substantially all of our assets.
There is a risk that the market value of our common stock may decline.
      Stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies in our industry have been volatile. It is impossible to predict whether the price of our common stock will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us or our largest stockholder in the market, or the perception that such sales could occur, could affect the price of our common stock and make it more difficult for us to raise funds through future offerings of common stock.
FORWARD-LOOKING STATEMENTS
      You should carefully review the information contained in or incorporated by reference into this prospectus. In this prospectus, statements that are not reported financial results or other historical information are “forward-looking statements.” Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on our management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.
      You can identify these forward-looking statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions in connection with any discussion of future operating or financial performance.
      We cannot guarantee that any forward-looking statements will be realized, although we believe that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and assumptions that may prove to be inaccurate. Among others, the factors discussed in “Risk Factors” could cause actual results to differ from those in forward-looking statements included in or incorporated by reference into this prospectus or that we otherwise make. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove to be inaccurate, actual results could vary materially from those anticipated, estimated or projected. You should bear this in mind as you consider any forward-looking statements.
      We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. You are advised, however, to consider any additional disclosures that we may make on related subjects in future filings with the SEC. You should understand that it is not possible to predict or identify all factors that could cause our actual results to differ. Consequently, you should not consider any list of factors to be a complete set of all potential risks or uncertainties.
USE OF PROCEEDS
      All net proceeds from the sale of common stock under this prospectus will be received by the selling stockholders. Accordingly, we will not receive any of the proceeds from any sale of common stock under this prospectus by any selling stockholder.
SELLING STOCKHOLDERS
      The table below presents certain information regarding the beneficial ownership of our common stock outstanding as of December 31, 2004 by two partnerships affiliated with The Cypress Group L.L.C. (“Cypress”). The selling stockholders may sell up to the maximum number of shares of common stock set forth opposite their respective names in the table below.

				Number of Shares of
				Common Stock
				Beneficially Owned
				After the Sale of
				Maximum Number of
	Shares of Common Stock		Maximum Number of	Shares of Common
	Beneficially Owned		Shares of Common	Stock
			Stock to be Sold
Name of Beneficial Owner	Number	Percentage	Hereunder	Number	Percentage

Cypress Merchant Banking Partners L.P.(1)	12,431,663	26.8%	12,431,663	— *
Cypress Offshore Partners L.P.(1)	643,873	1.4%	643,873	— *

*	Indicates ownership of less than 1.0% of the common stock.

(1)	Cypress is the general partner of Cypress Associates L.P. Cypress Associates L.P. is the general partner of Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P. Messrs. Singleton and Stern, who are directors of WESCO International, are members of Cypress and may be deemed to share beneficial ownership of the shares of common stock shown as beneficially owned by such Cypress funds. Messrs. Singleton and Stern disclaim beneficial ownership of such shares.

PLAN OF DISTRIBUTION
      The selling stockholders may offer common stock pursuant to this prospectus in one or more of the following ways, or any other way set forth in an applicable prospectus supplement from time to time:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents;

•	to investors directly in negotiated sales or in competitively bid transactions; or

•	to holders of other securities in exchanges in connection with acquisitions.
      Upon our receipt of notice by a selling stockholder that an arrangement has been entered into for the sale of any of the common stock offered hereby, a prospectus supplement will be filed. The prospectus supplement will describe the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price and the proceeds to the selling stockholders from that sale;

•	any underwriting discounts and other items constituting underwriters’ compensation, which in the aggregate will not exceed eight percent of the gross proceeds of the offering;

•	any commissions paid to agents;

•	the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.
      Any of the shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold by the selling stockholders under that rule rather than pursuant to this prospectus.
      We are not aware of any arrangements by the selling stockholders for the sale of any of the shares covered by this prospectus. We cannot assure you that the selling stockholders will sell any or all of the common stock covered by this prospectus.
Underwriters
      If underwriters are used in a sale, the selling stockholders participating in the sale will execute an underwriting agreement with such underwriters regarding the common stock to be sold. Unless otherwise described in the applicable prospectus supplement, the obligations of the underwriters to purchase common stock from the selling stockholders will be subject to conditions, and the underwriters must purchase all of the shares of common stock if any are purchased.
      The shares of common stock subject to the underwriting agreement may be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from the selling stockholders in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of the securities for whom they may act as agent. Underwriters may sell these shares of common stock to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agent. Any initial offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.
      The selling stockholders may authorize underwriters to solicit offers by institutions to purchase the shares of common stock subject to the underwriting agreement, at the public offering price stated in the applicable prospectus supplement, under delayed delivery contracts providing for payment and delivery on a specified date in the future. If the selling stockholders sell shares of common stock under these delayed delivery contracts, the applicable prospectus supplement will state that this is the case and will describe the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.
      In connection with underwritten offerings of shares of common stock, the underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act, as follows:

•	Over-allotment transactions involve sales in excess of the offering size, which create a short position for the underwriters.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions.

•	Penalty bids permit the underwriters to reclaim a selling concession from a broker/ dealer when the securities originally sold by that broker-dealer are repurchased in a covering transaction to cover short positions.
      These stabilizing transactions, covering transactions and penalty bids may cause the price of our common stock to be higher than it otherwise would be in the absence of these transactions. If these transactions occur, they may be discontinued at any time.
Agents
      The selling stockholders also may sell any of the shares of common stock through agents designated by them from time to time. Any agent involved in the offer or sale will be identified, and the commissions payable by the selling stockholders to these agents will be disclosed, in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless stated otherwise in the applicable prospectus supplement.
Direct Sales
      The selling stockholders may sell any of the shares of common stock directly to purchasers. In this case, the selling stockholders will not engage underwriters or agents in the offer and sale of these shares of common stock.
Indemnification
      The selling stockholders may indemnify underwriters, dealers or agents who participate in the distribution of shares of common stock against certain liabilities, including liabilities under the Securities Act, and may agree to contribute to payments that these underwriters, dealers or agents may be required to make.
No Assurance of Liquidity
      Any underwriters that purchase common stock from any of the selling stockholders may make a market in the common stock. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for our common stock.
LEGAL MATTERS
      The validity of the shares of common stock offered hereby will be passed upon for us by Kirkpatrick & Lockhart Nicholson Graham LLP, Pittsburgh, Pennsylvania.
EXPERTS
      The consolidated financial statements of WESCO International, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

LOGO

4,000,000 Shares

WESCO International, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

June 10, 2005

LEHMAN BROTHERS